Exhibit 5.1

Simpson Thacher & Bartlett LLP
425 LEXINGTON AVENUE NEW YORK, NY 10017-3954 ________________
TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

October 8, 2024

Dell Technologies Inc.

Dell International L.L.C.

Dell Inc.

Denali Intermediate Inc.

One Dell Way

Round Rock, Texas 78682

EMC Corporation

176 South Street

Hopkinton, Massachusetts 01748

Ladies and Gentlemen:

We have acted as counsel to Dell International L.L.C., a Delaware limited liability company (“Dell International”), and EMC Corporation, a Massachusetts corporation (“EMC” and, together with Dell International, the “Issuers”), and the guarantors listed in Schedule I to this opinion letter (collectively, the “Guarantors”) in connection with the Registration Statement on Form S-3 (File No. 333-269159) (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of $700,000,000 aggregate principal amount of 4.350% Senior Notes due 2030 (the “2030 Notes”) and $800,000,000 aggregate principal amount of 4.850% Senior Notes due 2035 (the “2035 Notes” and, together with the 2030 Notes, the “Notes”) and the issuance by the Guarantors of Guarantees (as defined below) with respect to the Securities.

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We have examined the Registration Statement; the Underwriting Agreement, dated October 1, 2024 (the “Underwriting Agreement”), among the Issuers, the Guarantors and the several underwriters named therein, pursuant to which such underwriters have agreed to purchase the Notes issued by the Issuers and unconditionally guaranteed by the Guarantors; the Indenture, dated as of January 24, 2023 (the “Base Indenture”), among the Issuers, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and as supplemented by the 2030 Notes Supplemental Indenture No. 1, dated as of October 8, 2024 relating to the 2030 Notes, and the 2035 Notes Supplemental Indenture No. 1, dated as of October 8, 2024 relating to the 2035 Notes (collectively, the “Notes Supplemental Indentures” and, together with the Base Indenture, the “Indenture”); duplicates of the global notes representing the Notes; and the guarantees whose terms are set forth in the Indenture (the “Guarantees”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

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In rendering the opinions set forth below, we have assumed further that (1) EMC is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed, issued and delivered the Underwriting Agreement, the Indenture and the Notes in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, issuance, delivery and performance by EMC of the Underwriting Agreement, the Indenture and the Notes do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act) and (3) the execution, issuance, delivery and performance by each of the Issuers and the Guarantors of the Underwriting Agreement, the Indenture, the Notes and its Guarantee, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon any of the Issuers or Guarantors.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. Assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

2. Assuming due authentication of the Notes by the Trustee and upon payment for and delivery of the Notes in accordance with the Underwriting Agreement, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 13.15 of the Base Indenture relating to the severability of provisions of the Base Indenture.

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In connection with Section 13.08 of the Base Indenture whereby the parties submit to the jurisdiction of the courts of the United States of America located in The City of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts.

We do not express any opinion herein concerning any law other than the law of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act. We expressly disclaim coverage of any other Delaware law, except judicial decisions interpreting the Delaware General Corporation Law and the Delaware Limited Liability Company Act, as applicable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of Dell Technologies Inc. filed with the Commission in connection with the offer and sale of the Notes by the Issuers and to the use of our name under the caption “Validity of Securities” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

DELAWARE GUARANTORS

Dell Inc.

Dell Technologies Inc.

Denali Intermediate Inc.